Exhibit 10.1

Fifth Amendment to Employment Agreement

This Fifth Amendment (“Fifth Amendment”) to the Employment Agreement dated September 1, 2004 (“Employment Agreement”) is made as of August 1, 2007 between DEL MONTE FOODS COMPANY, a Delaware corporation, with its principal place of business in San Francisco, California (“Company”) and RICHARD G. WOLFORD, an individual residing in the State of California (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated March 16, 1998, as amended from time to time thereafter (“Employment Agreement”) with respect to Executive’s employment with Company; and

WHEREAS, the Company and Executive recognize that Internal Revenue Code Section 409A (“Section 409A”) was effective as of January 1, 2005 and has applied to the Employment Agreement since that date, subject to good faith compliance; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to meet the document compliance provisions of Section 409A; and

WHEREAS, any reference in the Employment Agreement to a termination of employment is intended to meet the definition of “separation from service” for purposes of Section 409A and shall be so interpreted.

NOW, THEREFORE, it is agreed that the Employment Agreement is amended as follows:

AMENDMENT TO AGREEMENT

1. Lump Sum Payment Upon Termination. Sections 3(d)(ii), 3(d)(iii) as applicable to Executive’s participation in any executive perquisite plan (which, as defined in Section 3(d)(iii), is a program or arrangement that Executive participates in), 3(e)(ii) and 3(h)(ii) of the Employment Agreement are each amended to provide that the amount shall be paid in a lump sum cash payment instead of equal installments (“Lump Sum Payment”) as of the date that is the expiration of the six-month period of delay for “specified employees” under Section 409A after the Executive’s termination date.

2. Continuation of Health & Welfare Benefits. The last clause in Section 3(d)(iii) of the Employment Agreement shall be replaced in its entirety by the following:

; provided further that the Company may provide such benefits through insurance or otherwise in the manner selected by the Company, as determined in its discretion with the intent to minimize the risks of legal noncompliance of the Company’s health and welfare benefits plans. An amount equal to the sum of all Executive contributions for such health and welfare benefits (based on the current active employee rate(s)) for 24 months will be deducted from Executive’s Lump Sum Payment. In the event Executive is covered by the health and welfare benefit plans or programs of a subsequent employer prior to the expiration of the

24-month period, the Company shall reimburse Executive for any health coverage contribution overpayment. Provided further that, upon the termination of any health coverage provided to Executive after the two-year period described under this Section 3(d)(iii), the Company shall use its best efforts to provide a method for Executive to participate in the Company’s medical plans at Executive’s own expense until the respective dates that Executive and Executive’s spouse are eligible for Medicare benefits, so long as the Company’s medical plans remain self-insured and/or the Company’s medical insurer agrees to provide for Executive’s continued participation in the Company’s medical plans.

3. Stock Incentive Awards. Section 3(d)(iv) of the Employment Agreement is amended by deleting it in its entirety and replacing it with:

Executive shall vest in any Incentive Award (as defined under the Del Monte Foods Company 2002 Stock Incentive Plan (“Plan”)) granted to Executive under the Plan on a pro-rated basis as of Executive’s termination date in accordance with the Company’s policy in effect on the date of this Fifth Amendment; provided, however, pro-rata Incentive Awards that are performance share units shall either vest or forfeit on their respective performance measurement dates, provided, further, that upon vesting of any Incentive Award that is a stock option, Executive will have ninety (90) days from that vesting date to exercise such stock options (or such time as provided by the option agreement); provided, further, that if Executive is vested in any Incentive Award that is a Performance Accelerated Restricted Stock Units (PARS) or any other form of award subject to Code Section 409A, payment will be delayed six (6) months if Executive is a “specified employee” for purposes of Code Section 409A in accordance with the Plan.

4. Gross-Up Payment. Section 3(h)(v) of the Employment Agreement is amended by adding at the end:

Notwithstanding the foregoing, any Gross-up Payment will be paid to Executive on a date that is the earlier of (1) the date the lump sum payment set forth in Section 3(h)(ii) is paid, or (2) the end of the calendar year following the calendar year in which the income taxes and Excise Tax are remitted to the applicable taxing authority. Also, the references in this Section 3(h) to “this Section 3(g)” or any variation thereof is changed to “this Section 3(h)” or any variation thereof.

5. Compliance Terms. Section 3 of the Employment Agreement is amended by adding new subsection (j) as follows:

(j) Section 409A Compliance Terms Notwithstanding the foregoing, (A) the Company shall be permitted to accelerate any payment under this Employment Agreement by the Company to the federal government for any benefits payable under the Employment Agreement to make payments on behalf of Executive of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this acceleration provision may not exceed the aggregate of the applicable FICA amount, and the income tax withholding related to such FICA amount, and (B) the Company may permit acceleration of the payment of any benefits upon a good faith, reasonable determination by the Company, upon advice of counsel, that the Employment Agreement or any arrangement hereunder fails to meet the requirements of Section 409A and the regulations hereunder; provided, however that such payments may not exceed the amount required to be included in income as a result of any such failure; or (C) any acceleration permitted under Treas. Reg. § 1.409A-3(j)(4) may be made with respect to any payment under the Employment Agreement in the Company’s discretion.

7. Except as expressly provided in this Fifth Amendment, all other provisions of the Employment Agreement and the Second through Fourth Amendments shall remain in full force and effect.

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Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date set forth below.

EXECUTIVE:

/s/ Richard G. Wolford		August 08, 2007
Richard G. Wolford		Date

COMPANY:

DEL MONTE FOODS COMPANY

By:	/s/ David L. Meyers	August 08, 2007
Name:	David L. Meyers	Date
Title:	Executive Vice President Administration & Chief Financial Officer

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